UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 23, 2008

Glu Mobile Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33368	91-2143667
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1800 Gateway Drive, Second Floor, San Mateo, California		94404
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(650) 571-1550

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 23, 2008, Glu Mobile Inc., a Delaware corporation ("Glu") announced that it will be commencing a recommended cash offer (the "Offer") to be made by Glu for all of the outstanding shares of Superscape Group plc ("Superscape"). Founded in 1993, Superscape is a leading publisher of 2D and 3D games for use on mobile phones.

The Offer will be 10 pence (UK sterling) in cash for each issued share of Superscape ("Superscape Shares"), valuing Superscape at approximately £18.3 million, or approximately $35.6 million based on the exchange rate at the close of trading in New York on January 22, 2008. Assuming full acceptance of the Offer, based on 183,098,860 Superscape Shares, Glu would make a maximum aggregate cash payment to Superscape shareholders of approximately £18.3 million, or approximately $35.6 million based on the exchange rate at the close of trading in New York on January 22, 2008. Glu intends to fund the Offer out of its existing capital resources.

Superscape’s board of directors has unanimously recommended that Superscape’s shareholders accept the Offer. Glu has received irrevocable undertakings or a letter of intent from Superscape shareholders, including all of the directors of Superscape, representing, collectively, approximately 34% of Superscape’s issued share capital. Following receipt by Glu of valid acceptances to the Offer in respect of not less than 90% of the nominal value of the Superscape Shares to which the Offer relates, subject to the other customary conditions being satisfied and/or waiver by Glu, the Offer will become or be declared unconditional in all respects. Superscape shareholders have a period of 21 days from the date that the tender offer document is mailed to Superscape shareholders to accept the Offer. This period of acceptance of the Offer may be extended at the discretion of Glu. Glu expects to complete the transactions contemplated by the Offer in the second quarter of 2008.

Upon the Offer becoming or being declared unconditional in all respects, Glu intends, pursuant to applicable law, to acquire compulsorily all remaining Superscape Shares on the same terms as the Offer. It is Glu’s intention that, following the Offer becoming or being declared unconditional in all respects, Glu will procure that Superscape applies to the UK Listing Authority for the cancellation of listing of Superscape Shares on the Official List and to the London Stock Exchange for the cancellation of admission to trading of Superscape Shares on its market for listed securities.

Superscape has agreed to pay to Glu an inducement fee of £179,997.50 (inclusive of any VAT unless recoverable), or approximately $350,600.00 based on the exchange rate at the close of trading in New York on January 22, 2008, on the first to occur of any of the following events: (1) after the date of the announcement of the Offer all or a majority of Superscape’s directors withdraw or modify their recommendation of the Offer in a manner adverse to Glu and thereafter the Offer is not made or is made but lapses or is withdrawn in accordance with its terms; or (2) after the date of the announcement of the Offer but before the Offer lapses or is withdrawn in accordance with its terms: (a) a competing offer is recommended by Superscape’s directors or (b) a definitive agreement is signed with a third party (other than Glu) which is consummated and results in the sale of all or substantially all of the assets of Superscape and as a result the Offer is not made or is made but lapses or is withdrawn in accordance with its terms. The inducement fee will not be payable if before either of these trigger events occurs, either Glu is no longer willing or able to proceed with the Offer or the reverse inducement fee is payable. Glu has agreed to pay Superscape a reverse inducement fee of a sum equal to 1% of the Offer value if, following the making of the announcement of the Offer, the Offer lapses or is withdrawn as a result of a failure to satisfy any of the conditions of the Offer which are substantially in the control of Glu or Glu’s stockholders.

Glu expects the offer document and the form of acceptance to be mailed to Superscape shareholders (and, for information only, to Superscape option holders) no later than January 24, 2008. Copies of the offer document and the form of acceptance will be available from Capita Registrars at Northern House, Woodsome Park, Fenay Bridge, Huddersfield HD8 0LA.

The foregoing description of the Offer is qualified in its entirety by reference to the full text of the Announcement of Recommended Cash Offer, a copy of which is filed as Exhibit 2.01 to this report and is incorporated into this Item 1.01 by reference. A copy of the press release issued by Glu on January 23, 2008 concerning the Offer is filed as Exhibit 99.01 to this report and is also incorporated into this Item 1.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.01 Announcement of Recommended Cash Offer by Glu Mobile Inc. for Superscape Group plc

99.01 Press Release issued by Glu Mobile Inc. on January 23, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.

January 23, 2008	By:	/s/ Albert A. Pimentel

Name: Albert A. Pimentel
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

2.01	Announcement of Recommended Cash Offer by Glu Mobile Inc. for Superscape Group plc
99.01	Press Release issued by Glu Mobile Inc. on January 23, 2008